SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 24, 2005	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York

(State or Other Jurisdiction)

13-5648107

 (I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116

(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable

(Former name, former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 18, 2005, Sonesta Beach Resort Limited Partnership (“SBRLP”), a wholly owned subsidiary of Sonesta International Hotels Corporation, entered into a partnership agreement with Fortune International, a Miami-based real estate development and brokerage firm, for the purpose of redeveloping the Sonesta Beach Resort, in Key Biscayne, Florida. SBRLP will be a 50% limited partner in the new partnership, and Fortune International will be the general partner and a limited partner, also owning a 50% interest.

SBRLP and Fortune International intend to redevelop the Sonesta Beach Resort site as a 5-star Sonesta condominium hotel.  SBRLP contemplates that the existing Resort, which has operated under the “Sonesta” flag since it opened in 1969, will remain in operation through August 2006, when construction of the new Sonesta resort is expected to begin.  It is anticipated that the new resort will include a minimum of 300 luxury hotel condominium units, restaurants, meeting/function space, a spa, and other facilities customary to the finest resorts in South Florida.

SBRLP will contribute the land, which is valued at $120,000,000, to the partnership.  In return, SBRLP will receive $30,000,000 in cash, and will be relieved of the existing $30,000,000 mortgage loan on the site, when the transaction closes, which the parties expect to happen within the next 90 days.  In addition, SBRLP will receive a 50% partnership interest, with a priority return of $60,000,000, to be paid from the net proceeds of the sales of condominium units in the new resort.  Fortune International will have sole responsibility for arranging financing and completing construction of the new Sonesta resort.

The parties’ agreements are subject to customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS CORPORATION

By:	/S/ Boy van Riel
Boy van Riel
Vice President and Treasurer

(Authorized to sign on behalf of the Registrant as
Principal Financial Officer)